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                                                               HECO Exhibit 12.2
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Hawaiian Electric Company, Inc. and subsidiaries
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(unaudited)

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Six months ended June 30                                                             2001                2000
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(dollars in thousands)
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Fixed charges
Total interest charges..........................................................     $ 24,451            $ 24,351
Interest component of rentals...................................................          351                 371
Pretax preferred stock dividend requirements of subsidiaries....................          719                 721
Preferred securities distributions of trust subsidiaries........................        3,838               3,838
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Total fixed charges.............................................................     $ 29,359            $ 29,281
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Earnings
Income before preferred stock dividends of HECO.................................     $ 44,681            $ 48,279
Income taxes (see note below)...................................................       28,017              30,330
Fixed charges, as shown.........................................................       29,359              29,281
AFUDC for borrowed funds........................................................       (1,187)             (1,413)
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Earnings available for fixed charges............................................     $100,870            $106,477
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Ratio of earnings to fixed charges..............................................         3.44                3.64
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Note:
Income taxes is comprised of the following
   Income tax expense relating to operating income for regulatory purposes......     $ 27,966            $ 30,394
   Income tax expense (benefit) relating to nonoperating results................           51                 (64)
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                                                                                     $ 28,017            $ 30,330
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